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                                                                    EXHIBIT 23.7



Board of Directors
Splitrock Service, Inc.
9012 New Trails Drive
The Woodlands, Texas 77381

Members of the Board:

        We hereby consent to the inclusion and our opinion letter to the Board of Directors of Splitrock Services, Inc. ("Splitrock") as Appendix F to the Joint Proxy Statement/Prospectus of Splitrock and McLeodUSA Incorporated ("McLeodUSA") relating to the proposed merger involving Splitrock and McLeodUSA and references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY--Opinions of Financial Advisors" and "THE MERGER--Opinion of the Splitrock Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                By: /s/ Credit Suisse First Boston Corporation
                                    ------------------------------------------
                                    CREDIT SUISSE FIRST BOSTON CORPORATION


New York, New York
February 1, 2000